Exhibit 11.1

CODE OF ETHICS AND CONDUCT

INDEX

PURPOSE	3

HOW DO WE WANT TO DEVELOP OUR ACTIVITY?	4

Our Values	4

We act with integrity	5

We Do the Right Thing	5

Make Yourself Heard and File a Complaint in Good Faith	5

Zero Tolerance for Bribery and Corruption	6

Political Contributions	7

Interaction with the Public Sector	7

Undue Influence for Personal Benefit	7

Conflict of Interest	8

Gifts, Presents and Hospitality	9

Transparency in Information. Reliable Accounting and Reporting Records	10

Protection and Use of Company Resources	10

Knowing our Third Parties	11

Anti-Money Laundering and Terrorist Financing	12

Antitrust and Fair Trade Policy	12

Guidelines for Decision Making in the Face of an Ethical Challenge	13

We Create Value and Respect our Commitments	14

People:	14

Business:	15

Third Parties:	15

Guidelines to Enhance our Ethical Conduct:	15

We prioritize safety	15

Maintain the Workplace Safe and Protected	16

Confidentiality and Data Protection	17

Protection of our Employees’ Privacy	18

Use of Email and IT Tools	19

Security and Protection of Privacy in the Workplace	19

Insider Information	19

Protection of Assets and Reputation	19

We are committed to sustainability and human rights	20

We value diversity, gender equality and inclusion	22

Strength Through Diversity	22

Strength Through Good Treatment	22

CODE OF ETHICS AND CONDUCT

RESPONSIBILITY IN EXTERNAL COMMUNICATION	24

Speaking on Behalf of the Company	24

Responsible Use of Social Networks and Other Media	24

MEASURES APPLICABLE IN CASE OF FAILURE TO COMPLY	25

ETHICS COMMITTEE	25

COMPLIANCE	25

Final Words	26

CODE OF ETHICS AND CONDUCT

PURPOSE

Our Code of Ethics and Conduct represents the values, principles and rules that will guide us in carrying out our activities and business, to rise to the challenges of our organization with the highest national and international standards in ethics and transparency.

The purpose of this Code is to bring to each of the people who make up YPF, the standards that we as a company observe in building our corporate culture of integrity, based on ethical values that are essential for maintaining an economically, environmentally, and socially profitable and sustainable business. This Code will also guide us towards getting to know and understanding the policies and principles that define how we want to do business and that guide our decision-making processes, help us make informed and consistent decisions so that those of us at YPF can live and embrace the conduct and standards of integrity that we expect as a company.

This Code of Ethics and Conduct applies to all of us at YPF, as well as to its wholly-owned companies1, contractors, subcontractors, suppliers, consultants and all third parties with whom we interact.

Business activities firmly supported in ethics, integrity and transparency are vital for our company. All of us who are part of YPF, and our third parties, are essential in developing our activities. Therefore, we require all parties involved to comply with the applicable laws and regulations, respect human rights and diversity, corporate ethical values, this Code of Ethics and Conduct and the other corporate policies that make up our Integrity Program.

[1]

This Code of Ethics and Conduct shall apply to those wholly-owned companies of YPF S.A. that do not have their own Code of Ethics and Conduct. Likewise, the Code of Ethics and Conduct of each wholly-owned company shall follow the fundamental guidelines presented in this Code.

CODE OF ETHICS AND CONDUCT

HOW DO WE WANT TO DEVELOP OUR ACTIVITY?

This Code of Ethics and Conduct is our way of expressing how we want to live our values and conduct our business. With it we seek to reaffirm our commitment to the construction and continuous strengthening of a robust ethical culture in the company, supported by the principles, values and standards that guide the way we act. As members of YPF, it is our responsibility to know, put into practice and respect the principles, values, and standards of this Code, and report any breach of these that we may become aware of.

Our Values

•

We act with integrity: We work ethically, transparently, and honestly. We share accurate and reliable information. We are responsible and comply with applicable regulations, standards, and best practices.

•

We create value and honor our commitments: We are people of integrity and responsibility, and we honor our commitments to ourselves, our customers and third parties. Respect and professionalism in what we do are essential in achieving sustainable and profitable results. We add value with comprehensive energy solutions.

•	We prioritize safety: We protect people and their environment.

We look after the company’s information, assets, and reputation.

•	We are committed to sustainability and human rights:

We understand the three dimensions of sustainable energy development: economic, social, and environmental, reconciling the development of our business, generating shared value with the communities with which we interact.

•

We value diversity, gender equality and inclusion: We respect and value the characteristics that make us unique as people, promoting plurality and inclusion as fundamental pillars of the company’s success and of the development of its members.

CODE OF ETHICS AND CONDUCT

We act with integrity

We work ethically, transparently, and honestly. We share accurate and reliable information. We are responsible and comply with applicable regulations, standards, and best practices.

We Do the Right Thing

Integrity is the guiding principle through which we interpret and embody all of the values in our Code.

We are aware of and comply with the laws, regulations and standards that are applicable to the company by virtue of the activities we carry out. Acting with integrity means doing the right thing, in line with the highest ethical standards.

(Read our Standards Annex)

Make Yourself Heard and File a Complaint in Good Faith.

At YPF we are committed to listening to you and maintaining the confidentiality of your complaint.

Those of us who make up YPF have the duty and the right to speak up when confronted with a behavior or situation that could represent a breach of this Code, its associated corporate policies, and/or the law.

YPF guarantees security, confidentiality, the choice to remain anonymous and that no type of retaliation will arise in the development of labor/or contractual relationships of those who file a complaint in good faith.

There are various channels available for you to make yourself heard and file your complaint:

•	In person: have a conversation with a representative from the Compliance department;

•	Ethics Hotline, online;

•	Ethics Hotline, by phone;

•	Ethics Committee, via email.

CODE OF ETHICS AND CONDUCT

Find information about the toll-free telephone number, the complaints links, and the Ethics Committee email, by visiting the Ethics Space in Y-NET. If you are an external party to YPF, you can find this information in the Compliance section at https://www.ypf.com

(Read our Complaint Management and Investigation Policy and our Anti-retaliation Policy)

Zero Tolerance for Bribery and Corruption

At YPF we are committed to conducting all of our activities with transparency, integrity, and responsibility in compliance with the Code, its associated corporate policies, and/or the applicable anti-corruption law and regulations.

YPF does not, under any circumstance, consent to the promise, offer, delivery, or receipt of bribes, favors, or any other form of corruption.

Bribery is the promise, offer, delivery and/or receipt of money, anything of value and/or any benefit to influence a decision or behavior in order to give or receive an undue advantage. At YPF we have zero tolerance for bribery, both public and private, and corruption.

Corruption can take on many forms and involves acting dishonestly or improperly in exchange for influence, advantage or benefit.

Facilitation payments are those payments made to public officials, whose objective is to ensure, advance or accelerate an action or procedure, within the framework of a procedure, regardless of their amount. Facilitation payments are prohibited at YPF.

We have the responsibility and obligation to comply with our anti-corruption standards and the different laws and regulations governing this matter, and we also have the obligation to reject and report any act of corruption that we are aware of.

We require all third parties to adhere to and comply with our Code, its associated corporate policies, and/or the law, and especially our Anti-Corruption Policy for Business Partners, as well as the integrity clause that we include in the agreements we enter into, and the anti-corruption and integrity commitment statement.

CODE OF ETHICS AND CONDUCT

(Read our Anti-Corruption Policy and the Anti-Corruption Policy for Business Partners)

Examples of corruption: If you know about or find yourself involved in any of these situations, report it using one of the channels available:

•	Speed up the provision of a services certification in exchange for an undue benefit.

•	Pay or advance payment to whoever conducts an inspection so that they overlook insufficient procedures or regulations.

•	Pay customs agents so that consumables lacking the proper customs documentation can enter our country and be used in our operations.

Political Contributions

Using company funds or resources, either directly or indirectly, to help finance political parties, political campaigns, political candidates, or their associates is prohibited. Therefore, the financing of election campaigns and/or contributions to political parties in any form is strictly prohibited.

(Read our Anti-Corruption Policy and our Donations and Social Investment Actions Policy)

Interaction with the Public Sector

Our company interacts with the public sector exclusively according to our standards and principles and any other standards that may be applicable. We prevent any conduct, activity or behavior that could represent or be construed as seeking undue influence, advantage or benefit.

(Read our Policy on Interaction with Public Officials)

Undue Influence for Personal Benefit

Do not use the authority, influence of your position, information and/or YPF resources for direct or indirect personal benefit.

CODE OF ETHICS AND CONDUCT

Conflict of Interest

A conflict of interest occurs when a direct or indirect personal interest affects, or has the potential to affect, our objectivity or independent judgment in the course of our activities at the company, making it difficult to act in the best interests of YPF.

Personal interest is understood as any circumstance and/or situation based on a personal, family or sentimental relationship, friendship, similar activity and/or of any kind that may affect objectivity.

Those who are part of and/or provide a service and/or conduct an activity for YPF must refrain from incurring in situations that could give rise to a conflict of interest.

Having a conflict of interest does not constitute a breach of this Code, failure to declare it does.

If you have a conflict of interest, or believe that you may be facing a situation that could involve or lead to a conflict of interest, you must complete the Conflict of Interest Declaration. You can do this in the Compliance Portal by entering through the Ethical Space in the Y-NET or by completing the Conflict of Interest Declaration form available there.

If you have a question about a conflict of interest, contact the Compliance department.

Those who are part of the Board of Directors must report the conflict of interest, or any doubt regarding the existence of a possible situation, to the Audit Committee.

CODE OF ETHICS AND CONDUCT

Bear in mind that you must:

•	Report close personal relationships, kinship and/or sentimental, with another person in the company.

•	Inform the company about direct or indirect involvement of your own, your family members or close friends, with YPF’s supplier companies, clients, competitors, contractors and/or subcontractors.

•	Abstain from making recommendations for YPF to do business with any company where you might have a personal interest, whether direct or indirect.

Some examples that could create a conflict of interest and should be reported:

•	Business relations: you are an inspector of a contract with a company where someone in your family is an employee, director, or owner.

•

Personal relationships: you have a close personal relationship, including but not limited to family, friends, or a romantic relationship, with anyone working for a competitor, or supplier/contractor of YPF, or with another employee of the company reporting to you or to whom you report directly or indirectly.

(Read our Conflict of Interest Policy)

Gifts, Presents and Hospitality

Delivering and accepting gifts, presents or hospitality could contribute towards building a business relationship. However, sometimes it may be difficult to maintain objectivity about the people or timing in which they are provided, and impartiality of the business relationship may be compromised by favoring or giving the appearance of corruption, bribery and/or facilitation payments.

It is important to do the right thing and set an example with our actions. The decisions we make regarding commercial relationships with third parties should be based on objective factors, such as cost, quality, value, compliance with time periods, service, among others.

If we decide to make or receive business or corporate gifts, these must not exceed the amount established in our Gifts, Presents and Hospitality Policy. However, no gifts, presents and/or hospitality should be accepted or made, even of a smaller amount, when one’s objectivity or business, professional or administrative relationship could be affected.

CODE OF ETHICS AND CONDUCT

We should return any and every gift and/or present whose market value exceeds the amount established in our Gifts, Presents and Hospitality Policy or when it affects objectivity. If the gift cannot be returned, it should be forwarded to Fundación YPF.

Invitations to participate in trips, business events, conventions, conferences, commercial presentations or technical courses must be authorized by senior management and be reported to the Compliance department, if they exceed the value referred to in the Gift, Presents and Hospitality Policy.

Gifts may not be made to public officials, unless these are courtesy gifts or diplomatic custom, company merchandising and/or objects with institutional advertising, and are authorized by senior management. These must be reported to the Compliance department, and an adequate record of such gifts must be kept.

(Read our Gifts, Presents, and Hospitality Policy)

Transparency in Information. Reliable Accounting and Reporting Records

We must disseminate truthful, transparent, and verifiable information about our operations and communicate it clearly, both internally and externally. To do this, we must take the necessary measures to ensure the transparency of the information and its security and integrity conditions at all levels.

All YPF transactions, including the breakdown of information required by accounting standards, must be accurately and reliably reflected in the applicable accounting record systems and/or those established by the Company for such purposes, kept in accordance with current legal provisions.

Protection and Use of Company Resources

Those of us at YPF are all responsible for the proper use of its assets, and we share the obligation to protect them against misuse, abuse, sabotage, or loss. The assets also include the corporate image and reputation of YPF.

CODE OF ETHICS AND CONDUCT

In the course of our work, we have access to YPF resources that help us develop our activity, which take different forms: physical, electronic, financial and intangible, among others.

We must look after the assets that YPF assigns to us for the development of processes, businesses, and projects, adopting criteria and preventive actions to ensure their custody and integrity.

These resources include, among other, computers, Internet access, email, databases, industrial secrets, software, tools, equipment, company vehicles or corporate credit cards. YPF reserves the right to control and monitor the use of the assets assigned in accordance with the provisions established in current regulations.

(Read our specific Expense Policy and the Corporate Travel Management Standard)

Knowing our Third Parties

The third parties with whom we interact (clients, vendors, suppliers, contractors, subcontractors, consultants, business partners, among others) may create responsibility or co-responsibility for our company. For this reason, it is essential to know our third parties.

When we contract, we must evaluate the integrity of the third parties with whom we interact in accordance with our Third Party Program and comply with our Third-Party Contracting Policy.

When conducting business with our company, third parties must comply with our Code, its associated corporate policies —including, but not limited to, our anti-corruption standards— and/or law, with nationally and internationally-recognized human rights principles, as well as with the applicable norms and standards regarding Diversity, Gender Equity, and Integration.

(Read our Third-Party Contracting Policy)

CODE OF ETHICS AND CONDUCT

Anti-Money Laundering and Terrorist Financing

Money Laundering is a crime in which the proceeds of criminal activities are realized through a series of financial and non-financial transactions designed to hide the true origin of the funds, with the aim of giving them a lawful appearance. Terrorist financing consists of any economic action, aid or mediation that provides financial support to terrorist organizations or acts, and these resources may come from licit or illicit activities.

At YPF we have developed a set of standards, processes and procedures for continuous improvement that aim to minimize the risk that the Company’s products and services are used by third parties, by act or omission, to disguise or erase the origin, nature, location, ownership, or control of funds derived from illegal or illicit activities, or to finance terrorist organizations or activities.

We are committed to fighting against the crimes of money laundering and terrorist financing and we make our best efforts to ensure compliance with all applicable laws, regulations and international good practices regarding the prevention of money laundering and terrorist financing.

In this sense, it is the responsibility of those of us who make YPF to immediately report any unusual or suspicious operation in terms of money laundering and/or terrorist financing to the AML team through the available reporting channels.

Antitrust and Fair Trade Policy

We believe in the importance of fair competition within a framework of respect; therefore, we conduct our activities in full compliance with applicable antitrust, competition, and fair trade laws and regulations.

We are committed to complying with legal requirements to provide and obtain information about our competitors.

CODE OF ETHICS AND CONDUCT

Guidelines for Decision Making in the Face of an Ethical Challenge

This guideline will help you evaluate decisions from an ethical perspective and with an attitude of integrity:

•	Have I evaluated in detail the risks associated with the decision?

It is important to carefully consider the risks and consequences of our actions, bearing in mind the short- and long-term impacts.

•	Is it legal? Is it in line with company’s policies and spirit? We must ensure that the decision is within the legal framework and in accordance with the company’s policies and values.

•	Am I acting for the good of the company?

It is important that you consider whether the decision made contributes to the general well-being of the company and its long-term sustainable development. In that sense, reflect on how it will impact the reputation, integrity, and success of the organization.

•	Would I feel proud of this decision if it were known by someone I respect, or by my family or friends, my collaborators or co-workers?

Consider how you would you feel if people you respect knew about your decision.

•	Would I feel comfortable if this situation were disclosed in the media or on social networks?

Keep in mind how it could affect both you and the company’s image; and if you would feel comfortable facing disclosure in the media and social networks.

CODE OF ETHICS AND CONDUCT

We Create Value and Respect our Commitments

We are people of integrity and responsibility, and we honor our commitments to ourselves, our customers and third parties. Respect and professionalism in what we do are essential in achieving sustainable and profitable results. We add value with comprehensive energy solutions.

At YPF we are convinced that our growth and our results are enhanced when we honor our commitments to ourselves, to the company, to our customers and to all the third parties with whom we interact.

Building a collaborative work environment, where respect and trust predominate, is essential to promote the development and growth of our teams and the company. We build this climate at all times, setting an example with each of the actions we take.

We focus on the needs of all the people and third parties we affect, and we know that to add value, we must honor our commitments to them and put them at the center of everything we do.

Our continuous improvement with an eye to the future allows us to evolve as a company and continue to grow in human and professional quality to achieve the highest standards in our products and services.

The growth of the company, in its three dimensions: people, business, and third parties, is the responsibility of all of us at YPF. This is how we build our values - by following our passion for what we are and what we do.

People:

We are aware that our individual actions on a day-to-day basis have a significant impact on the overall development of the company. We pride ourselves in being a team of committed people who understand their role in the growth of the organization and therefore always act ethically because it is the right thing to do.

We value innovation and agility as part of our culture, constantly seeking to improve our processes and results, through the use of innovative ideas and modern technologies.

CODE OF ETHICS AND CONDUCT

Business:

We are proud to be industry leaders. We recognize that when we work as a team, our energy is amplified. This is how we achieve results in an efficient, sustainable and professional manner. We know that the success of our business lies in developing our people and working together. This is how we leave our mark and achieve excellence.

Third Parties:

Third parties are our guiding light and therefore we respect them in every business, activity and interaction that we have, and focus all our actions to put them at the center, in order to be competitive and achieve the highest standards through our products and services.

We continually challenge ourselves to evolve and deliver better experiences with our customers in mind. Our goal is to understand your needs and expectations, seeking to add value with comprehensive solutions.

We value the trust our third parties place in us and work to ensure their information remains secure and confidential.

Guidelines to Enhance our Ethical Conduct:

•	Know and apply this Code of Ethics and Conduct, our corporate policies and our resources when making a decision and/or identifying a problem.

•	Transmit our knowledge, experience and good practices throughout the organization.

•	Ask for help, advice and, if necessary, make yourself heard.

•	Delegate to others on the basis of sound criteria and ensure they then take responsibility for their actions.

•	Report undesirable or unethical conduct, as well as cases of non-compliance with this Code of Ethics and Conduct, the associated corporate policies and/or the law.

•	Accompany and support our team-mates who are affected by the conduct of others who do not respect our Code of Ethics and Conduct.

We prioritize safety

We protect people and their environment. We look after the company’s information, assets, and reputation.

CODE OF ETHICS AND CONDUCT

At YPF we provide and demand the highest standards in terms of health care, our people’s safety, and that of our facilities surroundings, as well as the preservation of the environment, in addition to the processes involved in our operations, facilities, and services. We make a point of communicating this principle throughout our organization as well as transmitting it to our third parties.

We train and monitor all levels of the organization to manage security risks and impacts that can be generated in our daily activities, and when complying with our standards and associated regulations, while seeking continuous improvement.

We at YPF must all respect, comply with, and enforce our company’s safety standards as well as its respective protocols, seeking —among others— to prevent accidents, harm to health, and a negative impact on the activities we conduct on a daily basis. Failure to comply with these rules may result in damage to your person, your colleagues, third parties or company property.

Maintain the Workplace Safe and Protected

Any behavior that could put employees at risk is prohibited, including violent acts, threats or other forms of intimidation. In accordance with the Policy for the Prevention of the Consumption of Psychoactive Substances with an Impact on the Workplace, the entry and/or use of knives and firearms or psychoactive substances in our company facilities is prohibited.

If you feel threatened, if you observe threatening behavior, or if you have knowledge that there is a weapon or forbidden substances on our premises, you must immediately report this to your supervisor, any representative of People and Culture and/or the department of Physical Security.

(Read the Policy for the Prevention of the Consumption of

Psychoactive Substances with an Impact on the Workplace)

CODE OF ETHICS AND CONDUCT

Confidentiality and Data Protection

At YPF we understand that information is a key asset for the development of our activity. All information owned or controlled by the company that is not classified, is of a non-public nature and should be considered to be restricted (for example: YPF-Secret, YPF-Confidential or YPF-Private).

We must maintain the confidentiality and reserve of all of the information accessed as a result of conducting our activity at YPF. Said information, except that which is classified as YPF-Public, cannot be read, discussed or displayed in any way in public places (such as restaurants, elevators, public transport, telephone conversations, social networks or in the presence of devices/applications that collect voice information). For example, we must refrain from disclosing information about YPF’s plans, investments, objectives, projects and strategic activities, technical, geological or IT knowledge, results and statistics; unless YPF has expressly issued prior authorization in writing in accordance with current regulations and procedures.

Therefore, we have a Cybersecurity and Corporate Security Policy as well as a Cybersecurity and Information Asset Classification Standard, the purpose of which is to maintain the confidentiality, integrity, and availability of information by properly identifying and classifying it, in order to prevent exposure, loss, and/or corruption.

The information of staff, customers, or third parties, to which we have accessed due to our professional activity, is confidential. We must keep it confidential and adopt the necessary measures to collect, access and store this data in accordance with applicable regulations and prevent improper access.

Similarly, if we make a report through our reporting channels or are part of an investigation process, we must keep and protect its confidentiality.

In the event of legal requirements (whether requests for information or testimonial subpoenas), the Legal Services department must be notified and the Compliance department must be informed of the situation in order to comply with the legal requirements, respect the confidentiality of the information and comply with this Code, its associated corporate policies and/or the law.

CODE OF ETHICS AND CONDUCT

Those who terminate their relationship with YPF, regardless of the type and/or cause of termination, retain the duty to refrain from using any type of confidential or privileged information obtained during their relationship with the company, and in particular they will refrain from disclosing it in compliance with the regulations that may apply, as well as with what is established in the labor and/or contractual agreements, if any. The work done for YPF is the property of our company in its entirety. Upon termination of your employment with YPF, you must return any YPF-owned materials in your possession.

Failure to comply with the provisions of this Code may give rise to legal actions, including, among others, those provided for in Law No. 24,766 on precautionary measures to prevent unlawful acts or violations, as well as corresponding civil actions by the Company.

Here are some examples of situations where confidential information could be revealed and should not be published on social media or through other mediums:

•	Upcoming marketing campaigns.

•	Development of new projects or businesses.

•	Casual references to your work or work trip plans that involve technical information.

•	Reflections on the company’s performance.

•	References to pricing policies.

Protection of our Employees’ Privacy

Information about our employees is confidential and should only be supplied to people who have been expressly authorized to handle it. Never share this type of information, unless you are sure it is appropriate in line with our policies and current legislation.

Use these principles as a guide:

•	Limit the collection, transfer, and disclosure of personal information as set forth in our policies.

•	Protect personal information and follow the conservation and destruction policies established by the company.

CODE OF ETHICS AND CONDUCT

Use of Email and IT Tools

Email (Corporate Electronic Messaging Service) and IT tools are work tools to be used in a responsible manner and exclusively for the development of our work functions.

(Read our Cybersecurity and Corporate Security Policy -

Information Security Policy - Information Asset Classification Rule)

Security and Protection of Privacy in the Workplace

If you are using company networks or systems, regardless of the device, you should know that the information you send or receive is not personal information. All the information produced by and stored on YPF assets and systems is considered property of the company throughout its life cycle. Therefore, YPF reserves the right to access, download, print, inspect, copy, or disclose information at any time and without prior notice, in accordance with the legislation and regulations in force in the company.

Insider Information

If you have information that may affect the trading value of YPF’s securities, or the course of their trading, you must keep said information private. You may not disclose it neither directly nor indirectly, as established by the Internal Code of Conduct of YPF S.A. in the Context of the capital Markets.

Trading YPF’s securities based on insider information, or providing it to third parties is illegal and may give rise to legal action. Therefore, you must comply with the policies and limited periods for transactions that could be applicable under the circumstances affecting our company.

(Read the Internal Code of Conduct of YPF S.A.

in the Context of the Capital Markets).

Protection of Assets and Reputation.

All of us who access, manage and/or use YPF’s assets are responsible for protecting the company’s assets from the different types of security threats that are projected on them, which include the concepts of Corporate Security and Cybersecurity with the objective of achieving a comprehensive vision of protection.

YPF’s assets include information assets, physical assets, financial assets, technological assets, and intangible assets (for example, image, reputation, etc.). Therefore, we are committed to protecting its assets as a whole in accordance with the highest industry standards, legal and regulatory requirements to which the company is subject, and internationally recognized best practices.

CODE OF ETHICS AND CONDUCT

If you see a threat to YPF’s assets, or if you become aware of or observe threatening behavior, you must immediately report the situation to the Physical Security department, the Compliance department and/or file a complaint through the channels provided by the company.

(Read our Cybersecurity and Corporate Security Policy)

We are committed to sustainability and human rights

We understand the three dimension of sustainable energy development: economic, social, and environmental, reconciling the development of our activity with the creation of value for the country, care for the environment, and the communities with which we interact.

We are a full servicing energy company, focused on generating affordable, sustainable, and competitive energy, with the commitment to lead the transition to energy in the country and the region.

We seek profitable growth with a focus on creating value and making the most of all the energy potential available.

We respect the human rights of all persons in our operations and activities.

At YPF we are committed to working within the framework of respect for human rights in the development of all our businesses, and activities with interested parties, business partners and any third party with which we interact, with a preventive and protection in our scope of action.

We build solid and lasting relationships, with the aim of creating value which we share with the communities where we conduct our activities, based on recognition, mutual respect, and constant dialog.

CODE OF ETHICS AND CONDUCT

Preserving the environment is an integral part of our business decisions and practices. We focus on the efficient and sustainable use of natural resources, seeking to prevent and minimize environmental impacts, and seeking continuous improvement of our environmental management.

We promote environmental awareness throughout our business activities, complying with applicable environmental laws, policies, standards, and regulations.

(Read the Sustainability Policy; Human Rights and Community Relations Policy; Operational Excellence Policy; Environmental, Social and Health Impact Assessment Policy; Climate Change and Energy Efficiency Commitment; the Relationship with the Communities Policy)

CODE OF ETHICS AND CONDUCT

We value diversity, gender equality and inclusion

We respect and value the characteristics that make us unique as people, promoting plurality and inclusion as fundamental pillars of the company’s success and of the development of its members.

We promote diversity, equity, and a safe workspace, free of violence, abuse, harassment, and discrimination both in YPF and in our value chain with the aspiration of being a reference for the community and for all third parties with whom we relate.

Strength Through Diversity

We promote an inclusive environment that values the diversity of skills, knowledge, experiences and characteristics that make us unique individuals. We recognize the potential that lies in differences and are enriched by different perspectives.

We are committed to ensuring equal opportunities so that all people who make up the company can fulfill their maximum potential as professionals.

We value gender equality to achieve a balanced and representative participation in society, and thus build a more innovative, successful, and profitable company.

We treat each person with fairness, respect, and dignity to strengthen a culture of good treatment that recognizes and values uniqueness and plurality. We encourage inclusion and commitment to enhance the sense of belonging, innovation and results.

(Read the Diversity and Inclusion Policy, the Equal Opportunities Protocol, and the Gender Identity Transition Protocol)

Strength Through Good Treatment

We promote a safe workspace, free of violence, abuse, harassment, and discrimination based on mutual respect and the dignity of people to guarantee full development and equal opportunities.

CODE OF ETHICS AND CONDUCT

We encourage an environment of zero tolerance for violence and harassment to ensure the well-being of all of us at YPF, commitment, quality of relationships, and productivity.

We are committed to collaborating in the eradication of gender-based violence to ensure the development and contribute to the full participation of the people who make up our company.

A culture of good treatment and respect contributes to the sustainable performance of our company and builds our culture and reputation.

Our commitment to promoting diversity, equity, integration, and a safe workspace, free of violence, abuse, harassment and discrimination, generates a positive impact on all those with whom we interact and contributes to a more inclusive society.

(Read the Harassment-Free Workplace Policy, Behavior Manual

and Domestic Violence Protocol)

CODE OF ETHICS AND CONDUCT

RESPONSIBILITY IN EXTERNAL COMMUNICATION

We communicate in many ways and through different mediums and social networks; everything we write or say can affect YPF’s reputation.

Speaking on Behalf of the Company

When we speak on behalf of YPF or its wholly-owned companies, we must provide timely, reliable, accurate public information that is easy to understand.

At YPF we understand that information is a key asset, which is why we must maintain the confidentiality and reserve of all information to which we have access during the performance of our activities in the company.

You may only disclose corporate information if you have specific permission to do so and prior confirmation was granted by the Communications department of our company. If the media contacts you, do not make any statements and refer them to the proper department in our company authorized to do so.

Responsible Use of Social Networks and Other Media

Social media platforms are channels that allow us to demonstrate the excellence of our businesses and products and strengthen the relationship with all the third parties with whom we interact. When you post information or an opinion as a member of YPF, you should act with respect, using good judgment.

Never, under any circumstances, publish confidential information about YPF, its customers, employees, or opinions that could be attributed to YPF.

Your personal social media accounts should be used responsibly. When you publish information or share opinions on your own behalf, do not use your status as an YPF member or any other reference that could attribute the published content to our company.

We must look after our reputation, making responsible use of social networks.

(Read our Policy on the use of social networks)

CODE OF ETHICS AND CONDUCT

MEASURES APPLICABLE IN CASE OF FAILURE TO COMPLY

The company may apply disciplinary sanctions in case of failure to comply with this Code of Ethics and Conduct, associated corporate policies, and/or the law. These sanctions may also imply the termination of employment or the rescission of a contractual relationship, as the case may be, and they may also give rise to legal actions as appropriate. Furthermore, if someone in bad faith makes false reports or complaints, and/or lies or obstructs a related investigation, the same sanctions shall be applied.

ETHICS COMMITTEE

Our Ethics Committee was created with the purpose of promoting the company’s ethical culture along with the Zero Tolerance for Bribery and Corruption guidelines in relation to the highest regulatory standards at a national and international level, in matters of ethics and integrity, and in accordance with the values and guidelines provided in this Code and its associated policies.

The Committee is composed of six members, who serve as Internal Auditor, Corporate Vice President of Legal Services, Vice President of People & Culture, Chief Compliance Officer, and two business representatives, who will be elected from those employees working in operational or business areas, and who hold a position no lower than an Executive Management, appointed by whoever holds the position of CEO of YPF S.A.

COMPLIANCE

We have an independent Compliance department, with its own budget and autonomy, responsible for implementing and managing the Integrity Program and raising awareness of ethics and compliance throughout the organization. This area depends directly on the Audit Committee of the Board of Directors, being transversal to the entire company and prioritizing the independent nature of the area.

The main functions of the Compliance department are to manage the Integrity Program, the Code of Ethics and Conduct and the policies and procedures that complement it; to contribute to the construction of the company’s ethical culture; and, as a strategic partner of the organization, to assist in the resolution of ethical dilemmas by providing guidance on the procedures applicable in the event of a specific action or an action potentially contrary to our Code of Ethics and Conduct and the company’s policies.

CODE OF ETHICS AND CONDUCT

Final Words

Thank you for taking the time to read and understand our Code of Ethics and Conduct, your commitment builds the ethical culture of the company.

We ask that you apply and comply with our Code of Ethics and Conduct in the development of your activities and ensure that you always make the appropriate decision, in accordance with YPF’s ethical standards and integrity values.

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